EXHIBIT 99.1

Chrysler Group LLC Reports April 2012 U.S. Sales Increased 20 Percent; Best April Sales in Four Years

•	Best April sales since 2008

•	25th-consecutive month of year-over-year sales gains

•	11th-consecutive month of sales gains of at least 20 percent

•	Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each post sales increases in April versus same month a year ago

•	FIAT brand sales up 336 percent versus same month a year ago; sets new sales record

•	Chrysler brand sales up 56 percent; best April sales in five years

•	Chrysler 200 mid-size sedan sets an April sales record with 61 percent increase

•	Chrysler 300 flagship sedan posts triple-digit year-over-year sales gain; best sales month since March 2008

•	Chrysler Town & Country and Dodge Grand Caravan minivans each post double-digit sales gains

•	Chrysler 300 Luxury Series and all-new 2013 Dodge Dart named to ‘Ward’s 10 Best Interiors’ list for 2012

•	Jeep brand sales up 19 percent; best April sales since 2007

•	Jeep Wrangler sales up 35 percent; sets sales record for month of April

•	Jeep Grand Cherokee has best April sales in seven years

•	Ram pickup truck sales up 19 percent; best April sales in four years

•	Ram Truck brand unveils 2013 Ram 1500 with best-in-class fuel economy at 2012 New York International Auto Show

•	Dodge brand sales up 2 percent; best April since 2008 and 11th-consecutive month of year-over-year sales gains

•	Dodge Avenger mid-size sedan sets all-time sales record

•	Dodge Challenger muscle car sets new sales record for month of April

•	All-new 2013 SRT Viper unveiled at the New York International Auto Show

Auburn Hills, Mich., May 1, 2012 - Chrysler Group LLC today reported U.S. sales of 141,165 units, a 20 percent increase compared with sales in April 2011 (117,225 units), and the group’s best sales in the month of April since 2008.

The Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each posted sales increases in April compared with the same month a year ago. The FIAT brand’s sizable 336 percent year-over-year sales gain was the largest percentage increase of any Chrysler Group brand in April. Chrysler Group recorded its 25th-consecutive month of year-over-year sales gains and its 11th-straight month of sales increases of at least 20 percent.

Chrysler Group beat the industry average sales increase for the 14th-consecutive month. In doing so, several Chrysler Group models shattered sales records. The Fiat 500, Chrysler 200 mid-size sedan, Dodge Challenger muscle car and Jeep Wrangler SUV each set new sales records for the month of April. The sporty Dodge Avenger mid-size sedan, which posted a 47 percent sales gain, set an all-time sales record.

“April was another strong month for Chrysler as our sales increased 20 percent, we recorded our 25th-consecutive month of year-over-year sales growth and we reported our strongest quarterly profit in 13 years,” said Reid Bigland, President and CEO – Dodge Brand and Head of U.S. Sales. “This business is all about product and the quality and fuel efficiency of our current vehicle line-up has never been better which is evident in our results.”

A broad range of Chrysler Group models contributed to the company’s 20 percent increase in April. The Fiat 500 and the Chrysler 300 full-size sedan each turned in triple-digit percentage increases, while the Chrysler 200 and Dodge Avenger mid-size sedans each posted year-over-year increases in the double digits. The Jeep Wrangler and Grand Cherokee weighed in with the largest sales gains of the Jeep brand, while the Dodge Grand Caravan and Chrysler Town & Country minivans each recorded double-digit increases. The Ram pickup truck continues to exhibit its sales strength with a 19 percent increase in April.

Chrysler Group finished the month with a 59-days supply of inventory (344,453 units). U.S. industry sales figures for April are projected at an estimated 14.6 million units Seasonally Adjusted Annual Rate (SAAR).

April 2012 U.S. Sales Highlights by Brand

FIAT Brand

FIAT brand sales were up 336 percent in April compared with the same month a year ago, the largest year-over-year sales gain of any Chrysler Group brand. Combined sales of the Fiat 500, Fiat 500 Cabrio and Fiat 500 Abarth set a new sales record for any month. The Abarth, which went on sale in the U.S. in April, builds on the excitement of the Fiat 500 (Cinquecento), launched in the U.S. in March 2011. The new Abarth is designed for track-day enthusiasts and driving purists who want the ultimate high-performance small car with the pedigree of an exclusive Italian exotic at an attainable price.

Chrysler Brand

Chrysler brand sales were up 56 percent in April, the brand’s best April sales since 2007 and its 10th-consecutive month of year-over-year sales gains. All three Chrysler models contributed to the brand’s strong showing in April. Sales of the Chrysler 300 full-size sedan were up 138 percent, the model’s best sales month since March 2008.

The Chrysler Town & Country and Dodge Grand Caravan minivans each posted double-digit sales gains in April compared with the same month last year. The Chrysler 200 mid-size sedan set an April sales record with its solid 61 percent increase versus the same month in 2011.

The award-winning Chrysler 300 Luxury Series sedan and the all-new Dodge Dart compact car were chosen for “Ward’s 10 Best Interiors” list for 2012. WardsAuto editors picked the winners after evaluating 40 vehicles. All of the contenders for the annual award were completely new or significantly upgraded for the 2012 or 2013 model years. The winners will be honored May 17, 2012 at the WardsAuto Interiors Conference in Dearborn, Mich. The Chrysler 300 also was praised by Kelley Blue Book’s kbb.com as one of the “10 Most Comfortable New Cars Under $30,000.”

Jeep® Brand

Jeep brand sales increased 19 percent in April compared with the same month in 2011, the brand’s best April in five years and its 24th-consecutive month of year-over-year sales gains. The Jeep Wrangler, the brand’s volume leader for the month, set a sales record for the month of April with its 35 percent sales gain. The Jeep Liberty, Grand Cherokee, and Patriot all posted sales gains in April compared with the same month a year ago. Grand Cherokee, the most rewarded SUV ever, had its best April in seven years.

In response to Wrangler enthusiasts’ continued desire for limited-edition vehicles, the Jeep brand introduced its new 2012 Wrangler Unlimited Altitude edition in April. It is the latest Altitude model in the Jeep lineup, following the introduction of the Grand Cherokee, Compass and Patriot Altitude models in March.

Ram Truck Brand

Ram pickup truck sales were up a convincing 19 percent in April versus the same month a year ago. It was the pickup truck’s 24th-consecutive month of year-over-year sales gains and its best April since 2008. Both Ram light- and heavy-duty pickup trucks posted sales increases in April. Of the Ram light-duty truck sales, those with crew cabs posted the largest percentage increase.

The Ram Truck brand, which posted its best April sales in four years, unveiled its new 2013 Ram 1500 at the New York International Auto Show in April. The new Ram 1500 delivers best-in-class fuel economy with pioneering, fuel-savings systems including a more fuel efficient and more powerful 3.6-liter Pentastar V-6 engine and several first-in-segment technologies: eight-speed automatic transmission, stop-start system, thermal management system, pulse-width modulation and active aerodynamics, including grille shutters and air suspension.

Dodge Brand

Dodge brand sales increased 2 percent in April, the brand’s best April sales since 2008 and its 11th-consecutive month of year-over-year sales growth. The sporty Dodge Avenger mid-size sedan led the way with a 47 percent year-over-year increase and set an all-time sales record. The Dodge Challenger muscle car set a record for April sales. The Dodge Grand Caravan minivan, the brand’s volume leader in April, and the Dodge Journey full-size crossover, each had their best April sales in four years.

The all-new Dodge Dart compact car, built with materials and precision craftsmanship typically found in more expensive vehicle segments, was named in April to “Ward’s 10 Best Interiors” list for 2012. Also in April, the Dodge brand announced Dart pricing. The Dart will deliver exceptional value with a starting U.S. Manufacturer’s Suggested Retail Price of just $15,995. Five well-equipped trim levels will offer class-leading safety features, unparalleled customization, breakthrough technology and amenities typically found in more expensive vehicle segments.

Production of the Dart has begun at Chrysler Group’s Belvidere (Ill.) Assembly Plant and will begin arriving in U.S. dealer showrooms in June 2012.

Chrysler Group LLC U.S. Sales Summary Thru April 2012

	Month Sales		Vol%	Sales CYTD		Vol%
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	3,849	882	New	12699	1382	New
FIAT BRAND	3,849	882	New	12699	1382	New

200	13,343	8,274	61%	44981	18154	148%
Sebring	0	0		0	2327
300	7,763	3,263	138%	27729	8642	221%
PT Cruiser	0	0		0	1283
Town & Country	10,773	8,842	22%	38507	32769	18%
CHRYSLER BRAND	31,879	20,379	56%	111217	63175	76%

Compass	3,616	4,050	-11%	12723	11443	11%
Patriot	5,261	4,636	13%	21226	17843	19%
Wrangler	12,184	9,051	35%	41956	31938	31%
Liberty	5,789	4,845	19%	27588	20000	38%
Grand Cherokee	11,834	9,802	21%	49337	35917	37%
Commander	0	0		0	96	-100%
JEEP BRAND	38,684	32,384	19%	152830	117237	30%

Caliber	1,408	3,967	-65%	6646	13574	-51%
Avenger	11,147	7,577	47%	32776	19325	70%
Charger	7,991	8,485	-6%	30496	22796	34%
Challenger	4,102	3,617	13%	14626	13359	9%
Viper	0	10	-100%	20	94	-79%
Journey	5,933	4,598	29%	24066	18778	28%
Caravan	11,183	8,793	27%	45645	36721	24%
Nitro	227	2,209	-90%	2892	8264	-65%
Durango	3,257	5,064	-36%	14303	13386	7%
DODGE BRAND	45,248	44,320	2%	171470	146297	17%

Dakota	39	1,580	-98%	415	5665	-93%
Ram P/U	21,126	17,680	19%	88590	70419	26%
Cargo Van	340	0	New	1995	0	New
RAM BRAND	21,505	19,260	12%	91000	76084	20%

TOTAL CHRYSLER GROUP LLC	141,165	117,225	20%	539216	404175	33%

TOTAL CAR	49,603	36,075	37%	169973	99653	71%
TOTAL TRUCK	91,562	81,150	13%	369243	304522	21%